DENNY’S CORPORATION RELEASES PRELIMINARY FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2018

- Company Reiterates 2018 Guidance Expectations for Adjusted EBITDA* -

SPARTANBURG, S.C., January 14, 2019 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today reported preliminary results for domestic same-store sales** and restaurant openings and closings for its fourth quarter and fiscal year ended December 26, 2018.

Denny’s fourth quarter domestic system-wide same-store sales** increased 1.4%, including a 2.1% increase at company restaurants and a 1.2% increase at domestic franchised restaurants. Fiscal year domestic system-wide same-store sales** grew 0.8%, including 1.8% growth at company restaurants and 0.6% growth at domestic franchised restaurants. On a two-year basis, this represents domestic system-wide same-store sales** growth of 1.9%, comprised of 2.8% growth at company restaurants and 1.7% growth at domestic franchised restaurants.

In 2018, Denny’s opened 30 restaurants, including nine international locations, and closed 56 restaurants, bringing the total restaurant count to 1,709. Denny's also completed 203 remodels during fiscal year 2018, including 10 at company restaurants. During the fourth quarter, Denny's sold eight company restaurants in the first transaction since announcing the new refranchising strategy.

Based on preliminary results, Denny’s is reiterating its full year 2018 guidance expectations for Adjusted EBITDA* of between $105 and $107 million provided with the Company’s third quarter 2018 results announced on October 30, 2018. Denny’s expects to release financial and operating results for its fourth quarter and fiscal year ended December 26, 2018 along with annual guidance for 2019 after the market closes on Tuesday, February 12, 2019.

Preliminary Results

Change in Same-Store Sales**	Quarter Ended	Year Ended
(increase vs. prior year)	12/26/18	12/26/18
Company Restaurants	2.1%	1.8%
Domestic Franchised Restaurants	1.2%	0.6%
Domestic System-wide Restaurants	1.4%	0.8%

Restaurants Opened***
Franchised & Licensed	5	29
Company	—	1

Restaurants Closed***
Franchised & Licensed	(11)	(52)
Company	—	(4)

*The Company is not able to reconcile the forward-looking non-GAAP estimates set forth above to their most directly comparable GAAP estimates without unreasonable efforts because it is unable to predict, forecast or determine the probable significance of the items impacting these estimates, including gains, losses and other charges, with a reasonable degree of accuracy. Accordingly, the most directly comparable forward-looking GAAP estimates are not provided.
**Same-store sales includes sales at company restaurants and non-consolidated franchised and licensed restaurants that were open the same period in the prior year. Total operating revenue is limited to company restaurant sales and royalties, fees and occupancy revenue from franchised and licensed restaurants. Accordingly, domestic franchise same-store sales and domestic system-wide same-store sales should be considered as a supplement to, not a substitute for, our results as reported under GAAP.
***Excludes 6 franchised restaurants acquired by the Company and 8 company restaurants acquired by franchisees.

Upcoming Investor Conference Presentation

Denny’s will be participating in the 21st Annual ICR Conference taking place at the JW Marriott Orlando Grande Lakes in Orlando, Florida. Denny’s presentation will take place on Tuesday, January 15, 2019, at 11:30 a.m. Eastern Time. Investors and interested parties may listen to a live audio webcast of the presentation which will be available online in the Investor Relations section of Denny's website at investor.dennys.com with a replay of the webcast available following the live event. Investors and interested parties may access a copy of the presentation in the Events and Presentations section of Denny's website at investor.dennys.com.

About Denny’s

Denny's Corporation is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 26, 2018, Denny’s had 1,709 franchised, licensed, and company restaurants around the world including 131 restaurants in Canada, Puerto Rico, Mexico, New Zealand, the Philippines, Honduras, Costa Rica, the United Arab Emirates, Guam, the United Kingdom, El Salvador, and Guatemala. For further information on Denny's, including news releases, links to SEC filings, and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries, and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expect”, “anticipate”, “believe”, “intend”, “plan”, “hope”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  competitive pressures from within the restaurant industry; the level of success of our operating initiatives and advertising and promotional efforts; adverse publicity; health concerns arising from food-related pandemics, outbreaks of flu viruses, such as avian flu, or other diseases; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy (including with regard to energy costs), particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 27, 2017 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:
Curt Nichols
877-784-7167

Media Contact:
Hadas Streit, Allison+Partners
646-428-0629